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                                                                     Exhibit 5.1

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             CASSELS BROCK
               LAWYERS


April 21, 2004

Kinross Gold Corporation
52nd floor, Scotia Plaza
40 King Street West
Toronto, ON  M5H 3Y2

Crown Resources Corporation
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033

Ladies and Gentlemen:

RE: REGISTRATION STATEMENT ON FORM F-4 (THE "REGISTRATION STATEMENT") FILED BY KINROSS GOLD CORPORATION WITH RESPECT TO THE ISSUANCE OF 14,441,460 COMMON SHARES IN CONNECTION WITH THE MERGER BETWEEN CROWN MERGER CORPORATION AND CROWN RESOURCES CORPORATION

We have acted as counsel for Kinross Gold Corporation, a corporation organized in the province of Ontario, Canada ("Kinross") in connection with the proposed merger (the "Merger") of Crown Merger Corporation ("Crown Merger"), a Washington corporation and wholly-owned subsidiary of Kinross, with Crown Resources Corporation, a Washington corporation ("Crown"), pursuant to the terms of the Acquisition Agreement and Agreement and Plan of Merger by and between Kinross, Crown Merger and Crown dated as of November 20, 2003, as amended (the "Merger Agreement"). Unless otherwise specified herein, all capitalized terms used in this opinion have the meaning assigned to them in the Merger Agreement.

In the Merger, each issued and outstanding share of Crown common stock will be converted into 0.2911 common shares of Kinross ("Common Shares"). In addition, at the election of the holder of any unexercised warrant to purchase Crown common stock, the warrant will be exchanged for 0.2911 Common Share for each share of Crown common stock that would have been issued on the exercise of the warrant immediately prior to the Effective Time on a cashless basis. Cash will be paid in lieu of fractional Common Shares.

The Merger and the Merger Agreement are more fully described in the Registration Statement relating to the registration of the Common Shares to which this opinion is an exhibit, which is being filed by Kinross with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Proxy Statement/Prospectus of Crown.

In rendering the opinion expressed below, we have examined and relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the


CASSELS BROCK & BLACKWELL LLP

                  2100 Scotia Plaza, 40 King Street West, Toronto Canada M5H 3C2
                  tel 416.869.5300    fax 416.360.8877.     www.casselsbrock.com
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             CASSELS BROCK
               LAWYERS


Merger Agreement, the Registration Statement and Prospectus and such other officer certificates and documents as we have deemed relevant and necessary. Our opinion is conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the effective time of the Merger.

We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Registration Statement.

Based on the foregoing, we advise you that, in our opinion:

1. The issuance of the Common Shares to be issued by Kinross in connection with the Merger has been duly approved by the board of directors of Kinross and such shares, when issued in accordance with the provisions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

2. The discussion contained in the Registration Statement under the caption "Canadian Federal Tax Consequences" represents our opinion of the material Canadian Federal income tax consequences of the Merger.

We express no opinion on any issue relating to income tax consequences of the Merger other than those described under the caption "Canadian Federal Tax Consequences".

We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

We hereby consent to the identification of us as having rendered the opinion herein, and reference to the foregoing opinion, including the filing of this opinion as an exhibit, to the Registration Statement.

                                           Very truly yours,

                                           "Cassels Brock & Blackwell LLP"